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							Exhibit 3.1


                        RESTATED CERTIFICATE OF INCORPORATION

                                          of

                        McDONNELL DOUGLAS FINANCE CORPORATION

        McDonnell Douglas Finance Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The name of the corporation is McDonnell Douglas Finance Corpor-ation. McDonnell Douglas Finance Corporation (the "Corporation") was origin-ally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 1968. A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on July 6, 1971 and a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 10, 1989.

        2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation, as amended, of the Corporation.

        3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

        FIRST:    The name of the Corporation is McDonnell Douglas Finance
   Corporation.

        SECOND:   Registered Office and Agent.  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at that address is the Corporation Trust Company.

        THIRD: Purpose. The purpose for which the Corporation is organized is the transaction of any and all lawful activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time.

        FOURTH:  Authorized Capital.

        A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Thousand (200,000), consisting of:

             (1) One Hundred Thousand (100,000) shares of Common Stock, $100.00 par value (the "Common Stock"); and

             (2) One Hundred Thousand (100,000) shares of Preferred Stock, no par value (the "Preferred Stock").
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        The initial series of Preferred Stock, designated the Series A
   Preferred Stock, shall have the following designation, rights, preferences, privileges and restrictions:

	1. Designations. The initial series of Preferred Stock shall be designated "Series A Preferred Stock."

        2. Number of Shares. The number of shares constituting the Series A Preferred Stock shall be 10,000 shares.

        3. Dividend Provisions. The holders of the Series A Preferred Stock shall be entitled to 7.00% cumulative dividends payable semi-annually on May 1 and November 1 in each year commencing on November 1, 1989. No dividends shall be paid on the Common Stock unless and until all accrued dividends have been paid on the Series A Preferred Stock.

        4.   Liquidation Preference.

             (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or other classes of Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of $5,000.00 for each outstanding share of Series A Preferred Stock plus accrued and unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amounts to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

             (b) After the distribution described in subsection (a) above has been paid, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to stock-holders.

        5.   Merger, Consolidation.

             (a) Effect on Shares. At any time, in the event of any consolidation or merger of the Corporation with or into any other corpor-ation or other entity or person, or any other corporate reorganization not approved by the holders of at least two-thirds of the Series A Preferred Stock, considered separately as a class, in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the holders of the Series A Preferred Stock who did not vote to approve such consolidation, merger or reorganization shall be entitled to receive for each share of such stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount per share equal to the sum of $5,000 for each outstanding share of Series A Preferred Stock plus accrued and unpaid dividends.

             (b) Notice. The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to
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   approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner then ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of two-thirds of the shares of Series A Preferred Stock then outstanding.

             (c) Cumulative Effect. The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

        6. Voting Rights. The holders of the Series A Preferred Stock shall have no right to vote on any matters except in the event of three (3) consecutive semi-annual dividend arrearages. In such event, the holders of the Series A Preferred Stock, voting as a class, shall be entitled to elect two additional members to the Board of Directors of the Corporation who shall remain as Directors until all such arrearages are paid. Such voting rights shall continue until all dividend arrearages on the Series A Preferred Stock have been paid in full.

        7.   Protective Provisions.   So long as shares of Series A Preferred
   Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of the Series A Preferred Stock:

             (a) alter or change the rights, preferences or privileges of the shares of the Series A Preferred Stock so as to affect adversely the shares; or

             (b) reduce the number of authorized shares of the Preferred Stock below the number of shares then outstanding or increase the number of shares of the Series A Preferred Stock; or

             (c) create any new class or series of stock (i) having a prefer-ence over, or being on a parity with, the Series A Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 7 except that the Corporation may authorize up to 100,000 shares of Preferred Stock or other stock ranking on a parity with the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock. Notwithstanding the foregoing the Corporation shall not issue (1) any stock ranking on a parity with the Series A Preferred Stock, (2) any authorized but unissued Preferred Stock, or (3) any obligations or security convertible into or evidencing a right to purchase the Preferred Stock or stock ranking on a parity with such Preferred Stock unless (a) holders of more than two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, shall consent to such issuance or (b) unless the Corporation's consolidated net income for a period of each of two of the latest three fiscal years preceding such issue and a total of four of the
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   latest six quarterly reporting periods preceding such issue shall equal at least 1.25 times the annual dividend requirement of all series of the Preferred Stock, and any stock ranking on a parity with the Preferred
   Stock, then outstanding.

             (d) effect any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization or any transaction or series of related trans-actions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred; or

            (e) effect the sale of all or substantially all of the assets of the Corporation; or

            (f) do any act or thing which would result in taxation of the holders of shares of any series of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of theInternal Revenue Code as hereafter from time to time amended).

        8.   Optional Redemption of Series A Preferred Stock.

             (a) Annually, beginning on the first anniversary of the initial issuance of the Series A Preferred Stock, the Corporation may (at its option) redeem pro-rata at $5,000 per share, plus accrued dividends, a portion or all of the Series A Preferred Stock. If at any time there shall be accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock, thereafter and until all dividends accrued on the then outstanding shares of Series A Preferred Stock shall have been paid or declared and set apart for payment, the Corporation shall not redeem any shares of the Series A Preferred Stock, or any stock ranking on a parity with the Series A Preferred Stock by operation of a sinking fund or other-wise, unless all then outstanding shares of Series A Preferred Stock are redeemed. All shares of Series A Preferred Stock, and any stock ranking on a parity with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective amounts payable thereon, when the dividends thereon are not paid in full or in any distribution in liquidation which is less then the aggregate of amounts payable to all of the holders of the Series A Preferred Stock.

             (b) In the event of a merger or consolidation with another company in which the Corporation is not the surviving corporation, or sale of all or substantially all of the assets, and if the merger or consolidation or sale of all or substantially all of the assets is not approved by the holders of at least two-thirds of the Series A Preferred Stock, considered separately as a class, the Corporation shall have the obligation to redeem the shares of the Series A Preferred Stock not approving the merger or consolidation or sale of all or substantially all of the assets at a price per share equal to the sum of $5,000 plus all accrued and unpaid dividends.

        B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more additional series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series,
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   and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

        FIFTH: Amendment of Bylaws. The Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the Corporation, except as otherwise provided in a Bylaw adopted by the stockholders then entitled to vote, but Bylaws so made, altered or amended by the Board of Directors may be altered, amended or repealed by the stockholders then entitled to vote.

        SIXTH: Board of Directors. The election of directors need not be by written ballot unless the Bylaws shall so provide.

        SEVENTH: Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from whichthe director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to author-ize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.


        IN WITNESS WHEREOF, the Corporation has caused this Restated Certif-icate of Incorporation to be signed by James T. McMillan, its Chairman and attested by H. David Heumann, its Secretary, as of the 29th day of June, 1989.


   ATTEST:                            BY:   s/James T. McMillan


   H. David Heumann                   ITS:  Chairman
   Secretary


   [Corporate Seal appears here]